                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
                                        Only
/X/  Definitive Proxy Statement         (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             VLSI Technology, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   Registrant
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5)  Total fee paid:

- --------------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

           N/A

- --------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

           N/A

- --------------------------------------------------------------------------------

     (3)  Filing Party:

           N/A

- --------------------------------------------------------------------------------

     (4)  Date Filed:

           N/A

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

                             VLSI TECHNOLOGY, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 1996
                                   9:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VLSI Technology, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 31, 1996, at 9:00 a.m., local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, for the following purposes:

     1. To elect six directors to serve for the ensuing year and until their successors are elected.

     2. To ratify and approve an amendment to the Company's 1992 Stock Plan to increase the number of shares reserved for issuance thereunder from 4,500,000 to 9,500,000.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 27, 1996.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 4, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Sincerely,

                                          LARRY L. GRANT, Secretary

San Jose, California
May 3, 1996

                             VLSI TECHNOLOGY, INC.
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of VLSI Technology, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 31, 1996, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Company's offices located at 1151 McKay Drive, San Jose, California 95131. The Company's principal executive office is located at 1109 McKay Drive, San Jose, California 95131 and its telephone number at that address is (408) 434-3100.

     These proxy solicitation materials were mailed on or about May 3, 1996 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on April 4, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has only one series of Common Shares ("Common Shares") outstanding, which is designated Common Stock, $.01 par value per share ("Common Stock"). At the Record Date, 45,789,320 shares of the Company's Common Stock were issued and outstanding, representing the total number of votes that may be cast at the meeting. See "Voting and Solicitation" below. The closing price of the Company's Common Stock on the Record Date, as reported by the National Association of Securities Dealers, Inc. Automated Quotation National Market System ("NASDAQ/NMS") was $13.375 per share.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company or the transfer agent a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Except as provided below with respect to cumulative voting, each share of Common Stock has one vote on all matters.

     Subject to the procedural requirements described below, every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. If cumulative voting for directors is properly invoked by any stockholder, all stockholders may cumulate their votes. Stockholders may only cast votes for candidates whose names have been properly placed in nomination in accordance with the Company's Bylaws. Any stockholder who desires to cumulate votes in the election of directors must give advance notice to the Company, in accordance with its Bylaws, of such stockholder's intention to cumulate his or her votes and must give notice to the other stockholders at the meeting prior to voting for directors. The required advance notice to the Company must be received at the principal executive office of the Company not less than 20 days nor more than 60 days prior to the meeting and must include the stockholder's name and address, the number of shares of Common Stock beneficially owned and the stockholder's request for cumulative voting.

     The cost of soliciting proxies will be borne by the Company. The Company is retaining Corporate Investor Communications, Inc. to solicit proxies at a cost of approximately $4,000, plus out of pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date: (i) by each director and by each nominee for director, (ii) by each executive officer listed in the Summary Compensation Table under the heading "EXECUTIVE OFFICER COMPENSATION", (iii) by all directors and executive officers as a group, and (iv) by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock:

                                                                       NUMBER OF     APPROXIMATE
                 NAME OF PERSON OR IDENTITY OF GROUP                    SHARES       PERCENTAGE
- ---------------------------------------------------------------------  ---------     -----------
West Highland Capital, Inc. and affiliates(1)........................  3,200,000         7.0%
  300 Drake's Landing Road, Suite 290
  Greenbrae, California 94904
Jurika & Voyles, Inc.(2).............................................  3,023,581         6.6%
  1999 Harrison Street, Suite 700
  Oakland, California 94612
Intel Corporation(3).................................................  2,677,604         5.8%
  2200 Mission College Boulevard
  Santa Clara, California 95052
Pierre S. Bonelli(4).................................................     20,000           *
Donald L. Ciffone(5).................................................     36,751           *
Robert P. Dilworth(6)................................................      5,000           *
Gregory K. Hinckley(7)...............................................     50,501           *
William G. Howard, Jr................................................          0           *
James J. Kim(8)......................................................     50,000           *
Paul R. Low..........................................................          0           *
L. Don Maulsby(9)....................................................     47,501           *
Dieter J. Mezger(10).................................................     84,160           *
Alfred J. Stein(11)..................................................  1,127,852         2.4%
Horace H. Tsiang(12).................................................     21,000           *
All directors and executive officers as a group (15 persons)
  (4)(5)(6)(7)(8)(9)(10)(11)(12)(13).................................  1,499,570         3.2%

- ---------------

  *  Less than 1%.

 (1) As reported in Schedule 13D, dated March 26, 1996, filed jointly as a group by Lang H. Gerhard ("Gerhard"), West Highland Capital, Inc. ("WHC"), West Highland Capital, LLC ("WHCLLC"), West Highland Partners, L.P. ("WHP") and Buttonwood Partners, L.P. ("BP"). WHC has shared voting and dispositive power with respect to 3,200,000 shares; each of Gerhard and WHCLLC has shared voting and dispositive power with respect to 2,703,550 shares; WHP has shared voting and dispositive power with respect to 2,287,300 shares; and BP has shared voting and dispositive power with respect to 416,250 shares.

 (2) As reported in Schedule 13G, dated February 12, 1996, filed by Jurika & Voyles, Inc. ("Jurika"). Jurika has shared power to vote or to direct the vote of 2,856,581 shares and shared power to dispose or to direct the disposition of 3,023,581 shares.

 (3) As reported in Amendment No. 18 to Schedule 13D, dated August 25, 1995, filed by Intel Corporation ("Intel"). Intel has sole voting and dispositive power with respect to all 2,677,604 shares.

 (4) These 20,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Bonelli.

 (5) Includes 36,251 shares exercisable within 60 days of the Record Date under options held by Mr. Ciffone.

 (6) These 5,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Dilworth.

 (7) Includes 45,501 shares exercisable within 60 days of the Record Date under options held by Mr. Hinckley.

 (8) Includes 20,000 shares exercisable within 60 days of the Record Date under options held by Mr. Kim.

 (9) Includes 45,001 shares exercisable within 60 days of the Record Date under options held by Mr. Maulsby.

(10) Includes 81,747 shares exercisable within 60 days of the Record Date under options held by Mr. Mezger.

(11) Includes 688,751 shares exercisable within 60 days of the Record Date under options held by Mr. Stein.

(12) Includes 20,000 shares exercisable within 60 days of the Record Date under options held by Mr. Tsiang.

(13) Includes 1,011,753 shares exercisable within 60 days of the Record Date under options held by four directors and nine executive officers.

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 29, 1995, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders must be received by the Company no later than January 3, 1997 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     A Board of six directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, four of whom are currently directors of the Company. In the event that any Company nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors and cumulative voting has been properly invoked, the proxy holders intend to cumulate their votes and to vote all proxies received by them in accordance with cumulative voting procedures in such a manner as they believe will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cast will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

     James J. Kim, currently a member of the Board, has informed the Company that he does not intend to stand for re-election to the Board. Accordingly, his name has not been placed in nomination for re-election to the Board. Mr. Kim is currently serving as the chairman of the Company's Compensation Committee and a member of the Company's Audit Committee. Mr. Kim has been Chairman of the Board and Chief Executive Officer of AMKOR Electronics, Inc., a semiconductor assembly and test company, for more than the past five years.

     Pursuant to an amendment of the Company's Bylaws, the size of the Board was increased from five members to six members, effective March 12, 1996.

     The names of the nominees, their ages as of the Record Date and certain information about them are set forth below.

                                                                                           DIRECTOR
         NOMINEES           AGE                     PRINCIPAL OCCUPATION                    SINCE
- --------------------------  ---   -------------------------------------------------------- --------
Pierre S. Bonelli(1)(2)...  56    Chief Executive Officer, Sema Group, a software,          1983
                                  consulting and market research firm
Robert P.                   54    President and Chief Executive Officer, Metricom Inc., an  1991
  Dilworth(1)(2)..........        electronic wireless data communications company
William G. Howard, Jr.....  54    Independent Consulting Engineer in microelectronics and    --
                                  technology-based business planning
Paul R. Low...............  63    President and Chief Executive Officer, P.R.L.              --
                                  Associates, a technology consulting company
Alfred J. Stein...........  63    Chairman of the Board, Chief Executive Officer and        1982
                                  President of the Company
Horace H. Tsiang..........  54    Chief Executive Officer, First International Computer,    1992
                                  Inc., a computer manufacturing company

- ---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Bonelli is also a director of Sema Group, Xerox S.A. and Poliet S.A.

     Mr. Dilworth is also a director of Metricom Inc. and Qume Corporation.

     Dr. Howard served as Senior Fellow of the National Academy of Engineering from 1987 to 1990 and has held various technical and management positions with Motorola, Inc., most recently as Senior Vice President and Director of Research and Development. He is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science. Dr. Howard is also a director of BEI Electronics, Inc., Credence Systems Corporation, Ramtron International Corporation and Sandia Corporation (a wholly-owned subsidiary of Lockheed Martin Corporation).

     Dr. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. From 1990 to 1992, he was a Vice President, and General Manager of Technical Products, of International Business Machines Corporation and was a member of IBM's Management Board. Dr. Low is a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Number Nine Visual Technology Corporation, Solectron Corporation, Veeco Instruments Inc. and several privately-held companies.

     Mr. Stein joined the Company in March 1982 as Chairman of the Board and Chief Executive Officer and also served as President from January 1983 to August 1983 and from August 1993 to the present. Mr. Stein was initially appointed as a director of the Company in April 1982, pursuant to an employment agreement with the Company. Pursuant to such agreement, the Company has agreed to use its best efforts while he is employed as Chief Executive Officer to cause the nomination of Mr. Stein to the Board of Directors, to recommend his election as a director and to continue his appointment as Chairman of the Board so long as he serves as a director. Mr. Stein is also a director of Applied Materials, Inc. and Tandy Corporation.

     Prior to joining First International Computer, Inc., a Taiwanese manufacturer of products for the computer industry, in November 1991, Mr. Tsiang was employed by Wang Laboratories, Inc., a computer manufacturer, from 1969 through July 1991 in various positions, including Executive Vice President from 1985 to 1991.

VOTE REQUIRED

     The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five meetings during the fiscal year ended December 29, 1995. During such year, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees upon which he served, with the exception of Mr. Bonelli, who attended 60% of all meetings held.

     The Board of Directors has a Compensation Committee and an Audit Committee. The current members of the Compensation and Audit Committees are identified in the list of directors under "Nominees for Director" above.

     The Compensation Committee is authorized to review and approve the Company's executive compensation policy and to administer the Company's employee stock option and stock purchase plans. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee held four meetings in fiscal 1995. The Compensation Committee is composed solely of non-employee directors.

     The Audit Committee selects and recommends to the Board a firm of independent auditors (whose duty it is to audit the financial statements of the Company for the fiscal year with respect to which they are appointed) and monitors the effectiveness of the audit effort and the Company's internal financial and accounting controls and financial reporting. The Audit Committee held one meeting in fiscal 1995. The Audit Committee is composed solely of non-employee directors.

     The Board performs the duties of a nominating committee.

DIRECTOR COMPENSATION

     Non-employee members of the Board of Directors ("Outside Directors") receive an annual retainer of $10,000, a fee of $2,000 per Board meeting attended and $500 per Board Committee meeting attended (if such meeting is not held within one day of a Board meeting). The Company also reimburses its directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at Board or Committee meetings.

     In addition, Outside Directors participate in the 1986 Directors' Stock Option Plan (the "Directors' Plan"). Certain amendments to the Directors' Plan (the "Directors' Plan Amendments") were approved by the stockholders in May 1994 at the 1994 Annual Meeting. The Directors' Plan provides for the automatic grant of non-statutory options to Outside Directors upon first joining the Board and on an annual basis thereafter in order to motivate them to continue to serve as directors. A total of 300,000 shares of the Company's Common Stock is reserved for issuance during the 10-year term of the Plan, which expires in August 2001. The exercise price of options granted under the Directors' Plan is the fair market value of the Company's Common Stock on the date of the automatic grant, as determined in accordance with the Directors' Plan. Options granted prior to stockholder approval of the Directors' Plan Amendments have a term of five years, and options granted after such approval have a term of ten years.

     Each Outside Director who was serving as such on the date of adoption of the Directors' Plan received an automatic grant on such date of an option to purchase 20,000 shares of Common Stock (an "Initial Option"). An Initial Option becomes exercisable cumulatively with respect to 5,000 shares on the first day of each fiscal year following the date of grant. Each person who becomes an Outside Director subsequent to the date of adoption of the Directors' Plan receives an automatic grant of an Initial Option on the date of his or her initial appointment or election to the Board.

     After receiving an Initial Option, an Outside Director is automatically granted an additional option to purchase 5,000 shares under the Directors' Plan (a "Subsequent Option") on the first day of each fiscal year of the Company. Each Subsequent Option becomes exercisable in full on the first day of the fourth fiscal year beginning after the date of grant of such option. The Directors' Plan Amendments eliminated the previously existing 40,000-share limit on the number of shares subject to options granted under the Directors' Plan to any director and also provided for the grant of an immediately exercisable replenishment option to purchase up to 20,000 shares to any director whose Initial Option had expired, or in the future expires, unexercised. As of December 29, 1995, options to purchase 25,000 shares had been exercised under the Directors' Plan at a net realized value of $253,750 and 160,000 shares remained available for future grant.

     During fiscal 1995, Subsequent Options to purchase 5,000 shares at an exercise price of $12.00 per share were granted to each of directors Bonelli, Dilworth, Kim and Tsiang.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of directors Bonelli, Dilworth and Kim.

     The Company paid AMKOR (a corporation of which Mr. Kim is an officer, director and the majority stockholder) or accrued for payment approximately $42.6 million in fiscal 1995 for assembly and test services performed for the Company by ANAM Semiconductor Technology Co. Ltd. (a Korean corporation with which Mr. Kim is affiliated) under contract with AMKOR.

CERTAIN TRANSACTIONS

     Intel. In the third quarter of 1992, VLSI and Intel entered into two related agreements. On July 8, 1992, VLSI and Intel entered into a Technology and Manufacturing Agreement ("Technology Agreement"), and on August 25, 1992, pursuant to the Intel/VLSI Stock and Warrant Purchase Agreement ("Equity Agreement") also entered into on July 8, 1992, Intel invested $50 million in VLSI to acquire 5,355,207 shares of the Company's Common Stock ("Intel Shares") plus a warrant ("Warrant") to purchase an additional 2,677,604 shares of the Company's Common Stock ("Warrant Shares") at $11.69 per share. In addition, pursuant to the Technology Agreement, the two companies were working together to manufacture -- with VLSI responsible for designing, marketing and selling -- chips that would enable manufacturers to build handheld computers on the standardized system platform to be developed by the companies. The development efforts were completed in 1994; however, the market for handheld computers developed more slowly than originally anticipated. As a result, in November 1994, the Company and Intel terminated the Technology Agreement, and in January and February 1995, Intel sold all of the Intel Shares. In August 1995, Intel exercised its Warrant, resulting in net proceeds to the Company of approximately $31 million.

     The Equity Agreement currently provides Intel with demand registration rights with respect to the Warrant Shares. The Equity Agreement also imposes certain restrictions on Intel, including a limitation on Intel's ability to acquire additional shares of VLSI voting stock (referred to as a standstill) and a requirement that Intel vote its VLSI stock in the same proportion as other stockholders on matters submitted to the VLSI stockholders for approval (unless it would be materially adverse to Intel's interest). All other significant rights of, and restrictions on, Intel under the Equity Agreement have terminated.

     Relocation Assistance. In 1992, to facilitate his relocation, the Company loaned Dieter J. Mezger $100,000 on an interest-free basis with principal due three years from the date of the promissory note and an additional $280,000 with interest payable at the rate of 7% over the one-year term of the promissory note. Both loans were secured by trust deeds on Mr. Mezger's residence. The largest principal amount outstanding during fiscal 1995 was $300,000, all of which was repaid prior to fiscal 1995 year end.

     In 1994, to facilitate his relocation, the Company loaned L. Don Maulsby $89,000 on an interest-free basis with principal due one year from the date of the promissory note. The note is secured by a trust deed on

Mr. Maulsby's residence. The due date on Mr. Maulsby's loan has been extended by the Board until August 9, 1996. The entire principal amount remained outstanding at 1995 fiscal year end.

     See also the footnotes to the Summary Compensation Table under the heading "EXECUTIVE OFFICER COMPENSATION" and the information under the heading "ELECTION OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation".

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal year 1995 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Officers"), as well as the total compensation paid to each Named Officer for the Company's two previous fiscal years, if applicable.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                            ---------------------
                                            ANNUAL COMPENSATION
                                    ------------------------------------    SECURITIES UNDERLYING
                                                            OTHER ANNUAL       OPTIONS (#)(4)         ALL OTHER
        NAME AND                     SALARY      BONUS      COMPENSATION    ---------------------    COMPENSATION
   PRINCIPAL POSITION       YEAR     ($)(1)      ($)(2)        ($)(3)       COMPANY    SUBSIDIARY       ($)(5)
- -------------------------   ----    --------    --------    ------------    -------    ----------    ------------
Alfred J. Stein..........   1995    $582,096    $675,000      $      0      500,000           0        $418,468
Chairman of the Board,      1994     520,445     375,000            --       75,000           0          57,950
Chief Executive Officer     1993     485,009     300,000            --       75,000           0          41,222
and President
- -----------------------------------------------------------------------------------------------------------------
Gregory K. Hinckley......   1995    $260,962    $200,000      $      0       50,000           0        $  2,427
Sr. Vice President and      1994     243,269      95,000             0       30,000           0           1,923
Chief Financial Officer     1993     225,000      75,000       121,809            0      25,000           1,792
- -----------------------------------------------------------------------------------------------------------------
Donald L. Ciffone........   1995    $224,777    $170,000      $      0       50,000           0        $  1,404
Sr. Vice President and      1994     206,400     100,000             0       30,000           0             780
General Manager,            1993     184,385      76,000             0       35,000           0             714
VLSI Products Divisions
- -----------------------------------------------------------------------------------------------------------------
Dieter J. Mezger.........   1995    $314,069    $      0      $     --            0           0        $ 18,418
Sr. Vice President          1994     298,096           0        40,138            0           0          13,741
of the Company and          1993     296,441      30,000        51,699            0           0          16,156
President of COMPASS
Design Automation, Inc.
- -----------------------------------------------------------------------------------------------------------------
L. Don Maulsby...........   1995    $225,961    $ 60,000      $     --       50,000           0        $  1,411
Group Vice President,       1994     204,615      80,000        75,171       50,000           0             934
Computing Products          1993     185,000      71,000             0       20,000           0             853

- ---------------

(1) The amounts disclosed in this column include amounts deferred by the Named Officers pursuant to the Company's 401(k) Investment/Retirement Plan (the "401(k) Plan").

(2) The amounts disclosed in this column represent payments made by the Company under its Executive Performance Incentive Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

(3) Amounts exclude perquisites if the aggregate amount of the Named Officer's perquisites was less than the lesser of $50,000 or 10% of such Named Officer's salary plus bonus. The amounts in the "Other Annual Compensation" column include:

    (a) Payment by the Company of certain 1993 and 1994 relocation costs to Mr. Mezger in the amount of $39,226 and $30,384, respectively.

    (b) Payment by the Company of certain 1993 relocation costs to Mr. Hinckley in the amount of $121,809.

    (c) Payment by the Company of certain 1994 relocation costs to Mr. Maulsby in the amount of $73,655.

    (d) The differential between the rate of interest, if any, charged by the Company on loans to Messrs. Mezger and Maulsby and the average rate earned by the Company on its cash during fiscal 1994 and 1995.

(4) The stock option grants listed in the table include options to purchase Common Stock of the Company and options to purchase Common Stock of a subsidiary, COMPASS Design Automation, Inc. ("COMPASS"). The Company's subsidiary, COMPASS, granted stock options to purchase COMPASS common stock to virtually all of the COMPASS employees and certain VLSI employees, including the Named Officers, pursuant to the COMPASS 1992 Stock Option Plan (the "COMPASS Stock Plan"). See "EXECUTIVE OFFICER COMPENSATION -- Stock Options" below for additional information regarding options to purchase stock of COMPASS granted in fiscal 1993, 1994 and 1995.

(5) The amounts in the "All Other Compensation" column for fiscal year 1995 include:

    (a) Company contributions in fiscal 1995 under VLSI's 401(k) Plan, in the following amounts: Alfred J. Stein $800; Gregory K. Hinckley $800; Donald L. Ciffone $600; L. Don Maulsby $600.

    (b) Payment by the Company of 1995 premiums for term life insurance for the Named Officers in the following amounts: Alfred J. Stein $15,368; Gregory K. Hinckley $1,627; Donald L. Ciffone $804; Dieter J. Mezger $1,786; L. Don Maulsby $811.

    (c) Payment by the Company of 1995 premiums for a split dollar life insurance policy in the amount of $40,596 for Mr. Stein and payment by the Company of the 1995 installment of a series of ten annual payments for services to be provided under a ten-year management and consulting agreement between Mr. Stein and the Company (the "Management Agreement") in the amount of $358,316.

    (d) Payment by the Company of 1995 premiums for disability insurance policies for Mr. Mezger in the amount of $16,632.

MANAGEMENT CONTINUITY AGREEMENTS

     The Company is a party to management continuity agreements with certain of its officers, including all of the Named Officers, which agreements are designed to ensure the officers' continued services to the Company in the event of a change-in-control. Benefits are payable only if the officer's employment is terminated by the Company or the officer is constructively discharged within two years following a change-in-control. For purposes of the agreement, a change-incontrol is deemed to have occurred in the event of (1) Company stockholder approval of (i) a merger or consolidation of the Company with any other corporation or (ii) a plan of liquidation or dissolution; (2) the sale, lease or exchange of more than 50% of the Company's assets; (3) acquisition by any person of beneficial ownership of more than 50% of the combined voting power of the Company's then outstanding securities; or (4) a change of the majority of the Board of Directors within a three-year period.

     If, within two years after a change-in-control, an officer's employment is terminated by the Company or the officer is constructively discharged, the officer will receive: (1) a severance benefit equal to two times his or her current annual base salary; (2) full and immediate vesting of all unvested stock options; and (3) twenty-four months continuation of other incidental benefits.

STOCK OPTIONS

     The following table presents information with respect to options to purchase the Company's Common Stock during fiscal 1995. No options to purchase COMPASS Common Stock were granted during fiscal 1995 to the Named Officers. No stock appreciation rights ("SARs") have been granted by the Company or COMPASS.

                       OPTION GRANTS IN LAST FISCAL YEAR
              ---------------------------------------------------

                             INDIVIDUAL GRANTS (1)
              ---------------------------------------------------

                                                 % OF
                                                 TOTAL                                        POTENTIAL REALIZABLE VALUE
                               NUMBER OF        OPTIONS                                           AT ASSUMED ANNUAL
                               SECURITIES       GRANTED                                          RATES OF STOCK PRICE
                               UNDERLYING         TO                                           APPRECIATION FOR OPTION
                                OPTIONS        EMPLOYEES      EXERCISE                                 TERM(2)
                                GRANTED        IN FISCAL       PRICE        EXPIRATION      ------------------------------
        NAME OR GROUP             (#)            YEAR          ($/SH)          DATE            5%($)            10%($)
- -----------------------------  ----------      ---------      --------      ----------      -----------      -------------
Alfred J. Stein..............    500,000          27.27%       $21.25        4/27/2005      $ 6,682,005      $  16,933,514
Gregory K. Hinckley..........     30,000           1.64         21.25        4/27/2005          400,920          1,016,011
                                  20,000           1.09         16.25       12/18/2005          204,391            517,966
                                 -------          -----                                     -----------      -------------
                                  50,000           2.73                                         605,311          1,533,977
Donald L. Ciffone............     30,000           1.64         21.25        4/27/2005          400,920          1,016,011
                                  20,000           1.09         16.25       12/18/2005          204,391            517,966
                                 -------          -----                                     -----------      -------------
                                  50,000           2.73                                         605,311          1,533,977
Dieter J. Mezger.............          0             --            --               --               --                 --
L. Don Maulsby...............     30,000           1.64         21.25        4/27/2005          400,920          1,016,011
                                  20,000           1.09         16.25       12/18/2005          204,391            517,966
                                 -------          -----                                     -----------      -------------
                                  50,000           2.73                                         605,311          1,533,977
All Stockholders.............        N/A            N/A           N/A              N/A      537,945,740      1,363,260,125

- ---------------

(1) All options to purchase the Company's Common Stock granted in 1995 to the Named Officers have ten-year terms and become exercisable in annual 25% increments commencing on the first anniversary of the original grant date, with full exercisability occurring on the fourth anniversary date. The per share exercise price is the closing price for the Company's Common Stock on NASDAQ/NMS on the date of the grant. The options were granted under the Company's 1992 Stock Plan (the "Stock Plan"), which is currently administered by the Compensation Committee. Such committee has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. The Stock Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a change-in-control, as defined in the Stock Plan.

(2) For the Named Officers, the potential realizable value is calculated starting with the fair market value on the date of grant and assuming that the Company's Common Stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). For "All Stockholders", the potential value is calculated starting with $18.125 per share, the closing price of the Company's Common Stock on the last trading day of the Company's 1995 fiscal year, December 29, 1995 and assuming the same annual rates of appreciation for ten years, multiplied by the outstanding shares of Common Stock at fiscal year end. Potential realizable value listed for the Named Officers and "All Stockholders" is net of the option exercise price or fiscal year end price, respectively. The assumed rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

     The number of shares of Company and COMPASS stock issued upon exercise of options and the value realized from any such exercise during the fiscal year ended December 29, 1995 and the number of exercisable and unexercisable options held and their value at December 29, 1995 for the Named Officers of the Company are set forth in the following table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                        OPTIONS AT FY-END(#)          OPTIONS AT FY-END ($)(2)
                        SHARES ACQUIRED             VALUE           -----------------------------   -----------------------------
                        ON EXERCISE(#)         REALIZED($)(1)       EXERCISABLE/    EXERCISABLE/    EXERCISABLE/    EXERCISABLE/
                      -------------------   ---------------------   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE
        NAME           VLSI    COMPASS(3)     VLSI     COMPASS(3)       VLSI           COMPASS          VLSI           COMPASS
- --------------------  ------   ----------   --------   ----------   -------------   -------------   -------------   -------------
Alfred J. Stein.....       0     23,333     $      0       $0          488,750/              0/      $ 5,960,938/        $ 0/
                                                                       631,250          23,333       $ 1,176,563         $ 0
Gregory K.
  Hinckley..........  50,000          0      990,625        0           32,500/          8,334/          323,125/          0/
                                                                        97,500          16,666           450,625           0
Donald L. Ciffone...  50,000          0      406,410        0           10,000/          6,667/           97,188/          0/
                                                                        95,000           3,333           424,063           0
Dieter J. Mezger....  39,953     66,500      649,213        0           81,747/            167/        1,021,303/          0/
                                                                             0          33,333                 0           0
L. Don Maulsby......  26,437      6,667      459,791        0           15,000/              0/          102,813/          0/
                                                                       102,500           3,333           430,625           0

- ---------------

(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price. No COMPASS stock options held by Named Officers were in-the-money at 1995 fiscal year end. The fair market value of COMPASS common stock at 1995 fiscal year end, as determined by the COMPASS Board of Directors, was $0.10 per share.

(3) In 1992 and 1993, the Company's subsidiary, COMPASS, granted stock options to purchase COMPASS common stock to certain of the Named Officers pursuant to the COMPASS Stock Plan (the "COMPASS Plan"). All optionees under the COMPASS Plan, including such Named Officers, received option grants having an exercise price of $.10 per share, which represented the estimated fair value of COMPASS common stock on the date of grant as determined by the COMPASS Board of Directors. Subject to certain conditions, these options become exercisable cumulatively as follows: second anniversary of date of the grant 33 1/3%; third anniversary of the date of the grant additional
    33 1/3%; fourth anniversary of the date of the grant remaining 33 1/3%. Subject to certain conditions, most of these options, including all those granted to the Named Officers, contain additional rights and obligations, including the right of a COMPASS Plan participant to put shares of COMPASS common stock acquired through the COMPASS Plan back to COMPASS or the Company in certain events; the Company's right to buy back COMPASS common stock issued under the COMPASS Plan; and a right of first refusal by COMPASS or VLSI to purchase COMPASS common stock issued under the COMPASS Plan that is being offered for sale to any third party.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION PRINCIPLES

     The Compensation Committee firmly believes that the compensation of its employees, including its executive officers, should be designed to:

     - Attract, retain and motivate well-qualified employees who contribute to the long-term success of the Company.

     - Strongly encourage the development and achievement of strategic objectives that enhance long-term stockholder value.

     - Relate compensation levels to the overall success of the Company, which includes sound financial results for its stockholders, providing quality products and services useful to its customers and fostering an environment based on teamwork, enabling its employees to achieve both strategic and tactical objectives.

     Regarding Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the deductibility by corporations of certain executive compensation in excess of $1 million for any covered individual), the Compensation Committee has elected to qualify compensation under the Company's 1992 Stock Plan for an exemption from the deductibility limitations of Section 162(m). The non-equity-based compensation paid to the Named Officers in fiscal 1995 did not exceed $1 million, with the exception of Mr. Stein. The Compensation Committee will continue to consider the effects of Section 162(m) but does not currently intend to take any action to preserve the deductibility of cash compensation.

EXECUTIVE COMPENSATION PRACTICES

     The Company's executive compensation program consists primarily of cash and equity-based components. Salary and, if warranted, annual awards under the Executive Performance Incentive Plan (the "Incentive Plan"), comprise the cash components. Grants of options under the Company's stock option plans and the COMPASS Stock Plan and participation in the Company's employee stock purchase plan comprise the equity-based components. The Company also provides health and welfare benefits to the Named Officers through programs that are available to all employees in general.

CASH COMPONENTS

     Salary levels are reviewed periodically and Incentive Plan target levels are established annually for executive officers by the Compensation Committee after a review of compensation surveys for electronic manufacturing companies, including integrated circuit manufacturers. For 1995, the survey group consisted of 16 companies in the semiconductor industry, including U.S. semiconductor companies having annual revenues of up to approximately $13 billion and semiconductor operations of foreign multi-national corporations. Of these companies, ten are included in the Hambrecht & Quist Technology index (See "STOCK PRICE PERFORMANCE GRAPH"). In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels. When financial performance is below plan, cash compensation is designed to be below average competitive levels. It is the Company's intent to maintain a total compensation program that can attract, motivate and retain high-performance executives who are critical to the long-term success of the Company.

     Employees, including executive officers, who participate in the 401(k) Plan may receive a Company matching contribution into their respective 401(k) Plan accounts of up to 50% of contributions up to 6% of their base wages per year, not to exceed the annual maximum as set by the Internal Revenue Service.

     The Incentive Plan provides for annual awards, which are paid after the end of the fiscal year, based upon achievement of pre-established annual goals (the "Goals"), including revenue and operating profit goals for the Company's financial performance, department or business unit goals and individual performance goals. Each element is weighted by percentage, but the weighting can be varied at the discretion of the Compensation Committee. The Compensation Committee establishes targets for revenue, gross margin and operating profit on a Company-wide and business unit basis at the beginning of each fiscal year, and also sets individual objectives, such as new product development milestones and key product launch dates. During 1995, no awards were to be paid if the Company's performance fell below a specified operating profit target. Once the Company's operating profit targets were met, individual Incentive Plan payouts were awarded based on achievement of the Goals. Awards are prorated for participation for less than one year, but awards are not generally paid for less than six months of participation, except at the discretion of the Compensation Committee. Employees with other bonus arrangements or contracts (including commission arrangements) are generally excluded from participation in the Incentive Plan, unless otherwise directed by the Compensation Committee. The Incentive Plan may be modified from time to time, or discontinued, at the discretion of the Compensation Committee.

EQUITY-BASED COMPONENTS

     The Company utilizes equity-based compensation in the form of stock options and discount stock purchases under the employee stock purchase plan for its employees (including the Named Officers) because it provides a close tie between management and the stockholder by focusing employees and management on creating and enhancing long-term stockholder value. The actual value of such equity-based compensation correlates directly to the Company's stock price performance.

     Stock options are an essential element of the Company's compensation package. This component is intended to retain all employees receiving options, including the Named Officers, and to motivate them to improve long-term stock market performance. Some 919 employees (or approximately 31% of all employees at December 29, 1995) hold options under the various stock option plans. Stock options are currently outstanding under the 1982 Incentive Stock Option Plan (the "1982 Plan"), which expired in May 1992, the 1992 Stock Plan (the "1992 Plan") and the COMPASS Stock Plan.

     In determining the number of shares subject to options to be granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at other companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's prior year individual performance. In 1995, the Compensation Committee continued to focus on retention and individual performance as the critical factors in determining the number of options to grant to executives.

     The options granted in 1995 under the 1992 Plan had exercise prices equal to the fair market value (the NASDAQ/NMS closing price) of the Common Stock on the grant date, or such other date as specified by the Compensation Committee, and will only have value if the stock price increases subsequent to such date. These options become exercisable cumulatively at an annual rate not more than 25% of the total shares granted commencing one year from such date. Both the 1982 Plan and the 1992 Plan provide for full vesting of options in the event there is a change-in-control of the Company.

     Options to purchase common stock of COMPASS granted under the COMPASS Stock Plan in 1995 had exercise prices of not less than the estimated fair value, as determined by the COMPASS and Company Board of Directors, on the grant date. Subject to certain conditions, these options become exercisable cumulatively as follows: second anniversary of the grant date 33 1/3%; third anniversary of the grant date additional 33 1/3%; fourth anniversary of the grant date remaining
33 1/3%. No option under the COMPASS Stock Plan may be exercised after 10 years and one month from the date of the grant. No options to purchase common stock of COMPASS were granted to any of the Named Officers in 1995.

     The Company has not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock or stock bonus awards to any Named Officer or any other person under the 1982 Plan, the 1992 Plan or the COMPASS Stock Plan.

1995 CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Stein, in his capacity as the Chairman of the Board, Chief Executive Officer and President, participates in the same compensation programs as the other Named Officers. The Compensation Committee has targeted Mr. Stein's total compensation, including compensation derived from the Incentive Plan and the stock option plan, at a level it believes is competitive with the average amount paid by other electronics companies based on survey data.

     Mr. Stein's annual base salary was increased from $533,500 to $600,000 in April 1995. Mr. Stein's Incentive Plan award for 1995 was based on the Company achieving certain operating profit target levels set by the Compensation Committee. The 1995 stock option grant to Mr. Stein and Mr. Stein's payment for services to be provided under the Management Agreement were primarily made as a retention vehicle in view of the relatively small number of unvested options held by Mr. Stein and the growing competition for top executive talent in the semiconductor industry. Mr. Stein also receives additional life insurance benefits and income tax preparation services.

     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Securities Act of 1933 or under the Exchange Act (collectively, the "Acts"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                                          SUBMITTED BY THE
                                          COMPENSATION COMMITTEE:

                                          James J. Kim, Chairman
                                          Pierre S. Bonelli
                                          Robert P. Dilworth

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 (the "S&P 500") index and the Hambrecht & Quist Technology ("H&Q Technology") index. The H&Q Technology index is composed of approximately 250 companies in the electronics and technology industry, including semiconductors, health care and related service industries. Historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                             [CAMERA READY CHART]

                   Assumes $100 invested on December 29, 1990

                *Total return assumes reinvestment of dividends

   Note: Total returns for the S&P 500 index and for the H&Q Technology index are weighted based on market capitalization.

                                 12/29/90     12/28/91     12/26/92     12/25/93     12/30/94     12/29/95
                                 --------     --------     --------     --------     --------     --------
VLSI TECHNOLOGY................  $ 100.00     $ 169.44     $ 180.56     $ 238.89     $ 266.67     $ 402.78
S & P 500......................  $ 100.00     $ 130.47     $ 140.41     $ 154.56     $ 156.60     $ 215.45
H & Q TECHNOLOGY...............  $ 100.00     $ 147.83     $ 170.04     $ 185.56     $ 215.39     $ 323.40

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Acts, except to the extent that the Company specifically incorporates this performance graph by reference, and shall not otherwise be deemed filed under such Acts.

              RATIFICATION OF AN AMENDMENT TO THE 1992 STOCK PLAN

     Since 1982, the Company has provided stock options as an incentive to its key employees and executives as a means to promote increased stockholder value. Management believes stock options are one of the prime ways to attract and retain key personnel responsible for the continued development and growth of VLSI's business. In addition, stock options are considered a competitive necessity in the semiconductor/high technology industries.

     In March 1996, the Company's Board of Directors, subject to stockholder approval, adopted an amendment to the 1992 Stock Plan (the "1992 Plan") to increase the number of shares reserved for issuance under the 1992 Plan from 4,500,000 shares to 9,500,000 shares. At the Annual Meeting, stockholders are being asked to approve the increase in shares reserved under the 1992 Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to ratify the increase in the number of shares reserved for issuance under the 1992 Plan from 4,500,000 shares to 9,500,000 shares.

RECOMMENDATION

     The Board of Directors unanimously recommends that stockholders vote "FOR" ratification of the increase in shares reserved under the 1992 Plan. The essential features of the 1992 Plan, as amended, are outlined below.

GENERAL

     The 1992 Plan provides an incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of the Company, affords them an opportunity to acquire a proprietary interest in the Company, and enables the Company to enlist and retain the best available talent for the conduct of its business. The 1992 Plan permits the granting of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), stock appreciation rights ("SARs"), stock purchase rights ("Purchase Rights"), long-term performance awards ("Long-Term Awards") and stock bonus awards ("Stock Bonuses"). SARs, Purchase Rights, Long-Term Awards and Stock Bonuses are referred to collectively as "Rights". The Company does not currently have any specific plans to grant any awards under the 1992 Plan other than options.

ELIGIBILITY

     Awards may be granted under the 1992 Plan to employees (including officers and directors) and consultants of the Company, its parent (if any) and its subsidiaries. The 1992 Plan provides that NSOs, SARs, Purchase Rights, Stock Bonuses and Long-Term Awards may be granted to employees and consultants of the Company or any parent or majority-owned subsidiary of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary of the Company. As of December 29, 1995, the Company's 2,986 employees and its consultants would have been eligible to participate in the 1992 Plan.

ADMINISTRATION

     The 1992 Plan may be administered by the Board of Directors or by a committee of the Board (the "Administrator"), and is currently administered by the Compensation Committee, which is composed solely of non-employee directors. The Administrator has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1992 Plan. The interpretation and construction of any provision of the 1992 Plan by the Administrator shall be final and conclusive.

STOCK OPTIONS

     The term of each option will be fixed by the Administrator and may not exceed 10 years from the date of grant in the case of ISOs, or five years from the date of grant in the case of ISOs granted to 10% stockholders. The Administrator determines the time or times that each option may be exercised. Options may become exercisable in installments, and the exercisability of options may be accelerated either automatically upon the occurrence of certain events described in the 1992 Plan or the option agreement or on a discretionary basis by the Administrator.

     The Administrator sets the option exercise price, which may be less than 100% of the fair market value on the date of grant of the option. The method of payment of consideration with respect to shares issued upon exercise of options granted under the 1992 Plan shall be determined by the Administrator (and, in the case of ISOs, determined at the time of grant) and may be any legal form of consideration permitted by applicable laws.

     In March 1996, the Compensation Committee of the Board of Directors approved an option exchange program under which holders of outstanding options were offered the opportunity to exchange options granted on or after April 27, 1995 with exercise prices exceeding $11.00 per share for new options having an exercise price of $11.00 per share. New options issued in exchange for options granted on April 27, 1995 will be on the same terms as the surrendered options, except that the new options will vest at a rate of 25% per year beginning March 12, 1996 and will have a term of ten years from March 12, 1996. New options issued in exchange for options granted after April 27, 1995 will be on the same terms as the surrendered options, except that the new options will vest at a rate of 25% per year beginning one year after the date on which the surrendered option would have begun to vest and will have a term that expires ten years after the first anniversary of the date on which the surrendered option would have begun to vest. Options to purchase an aggregate of 1,833,775 shares at a weighted average exercise price of $20.85 per share are eligible for the option exchange.

     The Administrator of the 1992 Plan may at any time offer to buy out, for a payment in cash or shares of Common Stock of the Company, any option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time that such offer is made. Buy-out offers made to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), referred to herein as "Insiders", may only be payable in cash.

STOCK APPRECIATION RIGHTS

     The 1992 Plan also permits the granting of nontransferable stock appreciation rights. SARs may be granted in connection with all or any part of an option, either concurrently with the grant of such option or at any time thereafter during the term of the option, or may be granted independently of options.

     The Administrator of the 1992 Plan may place limits on the aggregate amount that may be paid upon exercise of an SAR, provided, however, that with respect to SARs granted in connection with options, such limits shall not restrict the exercisability of the related option. The Company's obligation arising upon the exercise of an SAR may be paid in Common Stock or in cash, or any combination thereof, as the Administrator may determine.

TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

     Under the 1992 Plan, the period of time during which an option or SAR may be exercised following an optionee's termination of employment or consulting relationship for any reason is such period as is determined by the Administrator, up to a maximum of 10 years in the case of death or permanent disability and five years in the case of termination for any other reason. After termination of employment or consulting, an option or SAR may thereafter be exercised during the specified period but in no event after the expiration of the original term of the option or SAR. After termination, an option or SAR is generally only exercisable to the extent it was exercisable at the date of such termination, unless otherwise determined by the Administrator. The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company, its parent (if any), its majority-owned subsidiaries or its affiliated companies (defined to be companies with respect to which the Company owns, directly or indirectly, at least 20% of the voting power).

STOCK PURCHASE RIGHTS

     The 1992 Plan permits the Company to grant stock purchase rights, which allow the offeree the opportunity to purchase, during a specified period of time not exceeding 60 days, Common Stock of the Company on the terms specified by the Administrator. The Administrator notifies the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed 60 days from the date upon which the Administrator made the determination to grant the Purchase Right). Offers may be accepted by execution of a restricted stock purchase agreement between the Company and the offeree and payment of the purchase price.

     Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option at the original price paid by the purchaser with respect to unvested shares, exercisable upon the termination of the purchaser's employment or consulting relationship for any reason. The purchase price for shares repurchased by the Company pursuant to the restricted stock purchase agreement may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

LONG-TERM PERFORMANCE AWARDS

     The 1992 Plan also permits the granting of Long-Term Awards payable in cash or Common Stock. The range of values subject to a Long-Term Award may be specified in dollar amounts and/or numbers of shares. Such awards shall be based upon Company, parent, subsidiary, affiliated company and/or individual performance over designated periods, measured by such factors or other criteria as the Administrator deems appropriate. Performance objectives may vary from participant to participant, group to group and period to period. Such awards shall not require payment by the award recipient of any consideration. The Administrator may adjust Long-Term Awards as it deems necessary or appropriate, based on changes in the law or in accounting or tax rules, in order to avoid windfalls or hardships.

STOCK BONUS AWARDS

     The 1992 Plan also permits the granting of Stock Bonuses based on such performance or employment-related factors as the Administrator shall determine. Stock Bonus awards may vary from participant to participant and group to group. Such awards shall not require payment by the recipient of any consideration but may, in the discretion of the Administrator, be subject to vesting or forfeiture restrictions.

WRITTEN AGREEMENTS; RULE 16B-3

     All awards granted under the 1992 Plan shall be evidenced by a written agreement between the Company and the employee or consultant to whom such award is granted. Awards granted to Insiders are subject to any additional applicable restrictions under Rule 16b-3.

RIGHTS NONTRANSFERABLE

     Options and Rights granted pursuant to the 1992 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Options or Rights may be exercised, during the lifetime of the participant, only by the participant or by a permitted transferee.

USE OF STOCK FOR TAX WITHHOLDING

     The 1992 Plan permits participants to satisfy tax withholding obligations arising from the grant, vesting or exercise of options or Rights by surrendering shares of Common Stock already owned, or by directing the Company to withhold from the shares of Common Stock issued or issuable pursuant to the award in question that number of shares, having a fair market value equal to the tax withholding liability as of the applicable tax date. All elections to utilize stock for tax withholding are subject to the approval of the Administrator.

CHANGE-IN-CONTROL PROVISIONS

     The 1992 Plan provides that in the event of a change-in-control of the Company (as defined below), except as otherwise determined by the Administrator in its discretion prior to the change-in-control, all stock options and Rights granted under the 1992 Plan that are outstanding as of the date such change-in-control is determined to have occurred and that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A change-in-control means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries, or a Company employee benefit plan or trustee thereof) of securities representing 50% or more of the combined voting power of the Company, (ii) a transaction requiring the approval of the stockholders and involving the sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, or (iii) a change in the composition of the Board of Directors after which less than a majority of the directors in office are incumbent directors.

     In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option and Right shall be assumed or substituted by such successor corporation or a parent or subsidiary of the successor corporation, unless the Administrator determines, in lieu of such assumption or substitution, that the participant shall have the right to exercise the option or Right as to all or a portion of the shares subject to such option or Right that would not otherwise be exercisable, for a period of time determined by the Administrator, after which the options and Rights shall terminate.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization, which change results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares that have been reserved for issuance under the 1992 Plan and the price per share covered by each outstanding option, SAR, Purchase Right and Long-Term Award. In the event of the proposed dissolution or liquidation of the Company, all outstanding options and Rights will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in its discretion, make provision for accelerating the exercisability of shares subject to options or Rights under the 1992 Plan in such event.

AMENDMENT AND TERMINATION

     The Board may amend, alter, suspend or discontinue the 1992 Plan at any time, but any such amendment, alteration, suspension or discontinuation shall not adversely affect any outstanding option or Right under the 1992 Plan without the consent of the holder thereof. To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment to the 1992 Plan in such a manner and to such a degree as is required. The 1992 Plan will terminate by its terms on April 30, 2002.

     Subject to applicable laws and the specific terms of the 1992 Plan, the Administrator may accelerate any option or Right or waive any condition or restriction pertaining to such option or Right at any time. The Administrator may also substitute new options or Rights for previously granted options or Rights, including previously granted options or Rights having higher prices, and may reduce the exercise price of any option or

Right to the then current fair market value if the fair market value of the Common Stock covered by such option or Right shall have declined since the date the option or right was granted.

FEDERAL INCOME TAX INFORMATION

     The following is only a brief summary of the federal income tax consequences of transactions under the 1992 Plan based on federal income tax laws in effect on January 1, 1996. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

     STOCK OPTIONS

     An optionee will recognize no taxable income upon grant or exercise of incentive stock options under the 1992 Plan, unless the alternative minimum tax rules apply. The Company will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an ISO. Upon an optionee's resale of the underlying shares (assuming that the sale occurs no sooner than two years after grant of the option and one year after exercise of the option (the "statutory holding periods")), any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

     An optionee will not recognize any taxable income at the time he or she is granted an NSO under the 1992 Plan. However, upon exercise of the NSO, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The Company will be entitled to a tax deduction in the same amount. Upon an optionee's resale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     The compensation income recognized upon exercise of an NSO by an optionee who is also an employee will be treated as wages for tax purposes and will be subject to tax withholding by the Company out of the current compensation paid to such person, if any. If such current compensation is insufficient to satisfy the tax withholding obligation, such person will be required to make direct payment to the Company for the tax liability. Any required withholding in connection with the exercise of an NSO may, with the consent of the Administrator, be satisfied by an optionee, in whole or in part, by surrendering to the Company shares of Common Stock previously owned by such person or shares issued upon exercise of the option. For such purpose, the surrendered shares are valued at their fair market value at the time of surrender.

     STOCK APPRECIATION RIGHTS

     No income will be recognized by a recipient in connection with the grant of an SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the fair market value of any Common Stock (or cash, as the case may be) received upon the exercise. In the case of a recipient who is also an employee, any taxable income recognized upon exercise of an SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. Any gain or loss on the resale of Common Stock acquired, upon exercise of an SAR, will be treated as capital gain or loss.

     STOCK PURCHASE RIGHTS

     Purchase Rights will generally be taxed in the same manner as NSOs.

     LONG-TERM PERFORMANCE AWARDS

     Generally, no income will be recognized by a recipient in connection with the grant of a Long-Term Award of stock that is subject to vesting restrictions (referred to as "restricted stock"), unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant. Otherwise, at the time the Long-Term Award vests, the recipient will generally recognize compensation income in an amount equal to the fair market value of the award at the time of vesting. Generally, the recipient will be subject to the same tax consequences as for NSOs. In the case of a recipient who is also an employee, any amount included in income will be subject to withholding by the Company. The Company will be entitled to a tax deduction in the same amount, and at the time the recipient recognizes ordinary income with respect to a Long-Term Award.

     STOCK BONUSES

     A recipient who receives fully vested shares of Common Stock pursuant to a Stock Bonus will generally recognize ordinary income in the year of receipt equal to the fair market value of the stock on the date of grant. If the recipient receives restricted stock pursuant to a Stock Bonus Award, the recipient will recognize ordinary income equal to the fair market value of the stock at the time or times the restrictions lapse (unless a Section 83(b) election is timely filed within 30 days of the date of grant). If the recipient is an employee, any amount included in income will be subject to withholding by the Company. As a general rule, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the Stock Bonus.

     SPECIAL RULES APPLICABLE TO INSIDERS AND RESTRICTED STOCK PURCHASERS

     Generally, Insiders and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred until a date (the "Deferral Date") that is up to six months after option exercise (in the case of Insiders) or the date on which the restrictions lapse (in the case of restricted stock purchasers), with the excess of the fair market value of the stock on the Deferral Date over the purchase price being taxed as ordinary income, and the tax holding period for any subsequent gain (or loss) beginning at the end of such period. However, an Insider or restricted stock purchaser who files a timely election under Section 83(b) may instead be taxed on the difference between the excess of the fair market value on the date of transfer by the Company to the optionee over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

     In order for compensation in excess of $1 million realized by any of the Named Officers to be deductible by the Company, IRS regulations require any option plan to state the maximum number of shares subject to options that can be granted during a fiscal year to any one individual. The 1992 Plan has a limit of 500,000 shares subject to options per fiscal year. While the Company does not expect to grant this number of options to an individual on a regular basis, the Company does expect that this would be the maximum number of options that would be necessary to recruit any outstanding top executive.

PARTICIPATION IN 1992 PLAN

     The grant of options, stock appreciation rights, stock purchase rights, stock bonus awards and long-term performance awards under the 1992 Plan to employees, including the Named Officers, is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the 1992 Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1992 Plan. The following table sets forth information with respect to the grant of options to the Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year:

                             AMENDED PLAN BENEFITS
                                1992 STOCK PLAN

                                                               NUMBER OF
                  NAME OF INDIVIDUAL                     SECURITIES UNDERLYING
           OR IDENTITY OF GROUP AND POSITION              OPTIONS GRANTED (#)      EXERCISE PRICE ($/SH)
- -------------------------------------------------------  ---------------------     ---------------------
Alfred J. Stein........................................          500,000                  $ 21.25
Chairman of the Board, Chief Executive Officer and
  President
Gregory K. Hinckley....................................           30,000                    21.25
Senior Vice President and Chief Financial Officer                 20,000                    16.25
Donald L. Ciffone......................................           30,000                    21.25
Senior Vice President and General Manager, VLSI                   20,000                    16.25
  Products Divisions
Dieter J. Mezger.......................................                0                        0
Senior Vice President of the Company and President of
COMPASS Design Automation, Inc.
L. Don Maulsby.........................................           30,000                    21.25
Group Vice President, Computing Products                          20,000                    16.25
All current executive officers as a group (9                     724,000                    20.70(1)
  persons).............................................
All other employees as a group.........................        1,109,775                    20.95(1)

- ---------------

(1) Represents weighted average per share exercise price.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 27, 1996 and recommends that stockholders vote "FOR" ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements since 1980. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Larry L. Grant, Secretary

Date: May 3, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             VLSI TECHNOLOGY, INC.

                 Proxy for 1996 Annual Meeting of Stockholders

     The undersigned stockholder of VLSI Technology, Inc., a Delaware corporation, hereby acknowledges receipt of the 1995 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of VLSI Technology, Inc. to be held on Friday, May 31, 1996 at 9:00 a.m. local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, and hereby appoints Alfred J. Stein and Thomas C. Tokos, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

1.   ELECTION OF DIRECTORS.

     / /  FOR all nominees listed               / /  WITHHOLD AUTHORITY
          below (except as marked                    to vote for all nominees
          to the contrary below).                    below.

     (INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     Pierre S. Bonelli, Robert P. Dilworth, William G. Howard, Jr., Paul R. Low, Alfred J. Stein and Horace H. Tsiang.


2. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE COMPANY'S 1992 STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 4,500,000 TO 9,500,000.

     / /  FOR                / /  AGAINST              / /  ABSTAIN


3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1996.

     / /  FOR                / /  AGAINST              / /  ABSTAIN

(Continued on back)

{Continued from front)


4. IN THEIR DISCRETION, THE PROXIES AND ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


    Signature                                           Date
              -------------------------------------          ----------------


    Signature                                           Date
              -------------------------------------          ----------------

    (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)


I do  /  /   do not  /  /  plan to attend the Annual Meeting in person.